CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Flora Growth Inc. on Form F-1 of our report dated November 30, 2020 with respect to our audit of the individual financial statements of COSECHEMOS YA S.A.S. (Company constituted in Colombia) as of and for the years ended, December 31, 2018 and December 31,2017, which report expresses an unqualified opinion that includes emphasis of certain matters paragraphs. For more details, please see the Opinion to the Individual Financial Statements dated November 30, 2020, which is part of this Registration Statement.

/s/Edgard Pérez Henao
Edgard Pérez Henao
Managing Partner & CEO

Moore Assurance SAS – Moore Colombia
Carrera 9 No. 80-15 Of. 1003
Bogotá, Colombia
February 8, 2021